NEWS RELEASE
                                                         Cone Mills Corporation
                                                           Greensboro, NC 27415




                                                          For Immediate Release



       Cone Mills Files Under Chapter 11 With Financing and WL Ross Offer


       Proposed Transaction to Strengthen Cone Mills' Leadership in Denim;
        Intention is to Consolidate and Rationalize Denim Manufacturing
                           in the Western Hemisphere

  $35 Million in Financing Will Allow the Company to Conduct Business As Usual

             Necessary Strategic Response to Unfair Trade Practices
                       Devastating U.S. Textile Industry


         Greensboro, NC - September 24, 2003 - Cone Mills Corporation, the world's leading denim producer, today announced that it has filed a voluntary petition for relief under Chapter 11 with the U. S. Bankruptcy Court in Delaware. The Company also announced that it has accepted a letter of intent from WL Ross & Co. to purchase substantially all of the assets of the Company. The $90 million transaction, including cash and assumed loans and liabilities, has been approved by the Company's Board. The proposed sale will enable Cone Mills to strengthen its leadership in denim and improve its ability to compete in the global textile marketplace.

The proposed sale to WL Ross & Co., which is subject to Bankruptcy Court approval and higher and better offers, is expected to be consummated pursuant to section 363 of Chapter 11 of the U.S. Bankruptcy Code. The Company expects to complete the transaction within 90 days.

Cone Mills expects to maintain a significant U.S. employee base, including a substantial number of manufacturing jobs. Cone Mills headquarters will remain in Greensboro, N.C.

Company Will Conduct Business as Usual

Cone Mills has arranged for $35 million in post-petition financing from GE Capital, which will be used to fund operations prior to the completion of the transaction. Throughout this period, Cone Mills will conduct business as usual, with no interruptions in its operations or delays in meeting commitments to its customers. The Company intends to meet its post-petition obligations to vendors, employees and others in the normal course of business.

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Best Available Option For Customers, Employees And Communities

John L. Bakane, Chief Executive Officer of Cone Mills, said "This transaction is the best available option for the Company's customers, employees and communities. WL Ross is a well-financed strategic buyer with the means and incentive to strengthen our business. By joining forces with WL Ross & Co., we will be much better positioned to meet the enormous challenge of low-cost imports while remaining an important employer in the textile industry."

Mr. Bakane added, "The U.S. textile industry remains under intense pressure from a flood of Asian imports. Unfortunately, the size and scope of this challenge shows no sign of diminishing, since appeals to Washington from textile industry leaders seem to have fallen on deaf ears, with U.S. trade policies continuing to unfairly favor these overseas competitors."

About Cone Mills

Founded in 1891, Cone Mills Corporation, headquartered in Greensboro, NC, is the world's largest producer of denim fabrics and one of the largest commission printers of home furnishings fabrics in North America. Manufacturing facilities are located in North Carolina and South Carolina, with a joint venture plant in Coahuila Mexico. http://www.cone.com

                  This release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as "believe," "anticipate," "estimate," "expect," "would," and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.


Contacts:
Michael Gross                                                    Nyssa Tussing
212.484.7721                                                     212.484.7966
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